Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of our report dated March 13, 2018, with respect to the financial statements of Innovate Biopharmaceuticals Inc., for the year ended December 31, 2017 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), and to the reference to us under the caption “Experts” which is contained in this Prospectus.

/s/ Mayer Hoffman McCann P.C.

Orange County, California
July 9, 2018